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                                  July 22, 2003



Optimum Fund Trust
2005 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

      We have acted as counsel to Optimum Fund Trust, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of the Trust's Registration Statement on Form N-1A (File Nos. 333-104654; 811-21335) (the "Registration Statement"), registering an indefinite number of Class A, Class B, Class C, and Institutional Class shares of beneficial interest of Optimum Large Cap Growth Fund, Optimum Large Cap Value Fund, Optimum Small Cap Growth Fund, Optimum Small Cap Value Fund, Optimum International Fund, and Optimum Fixed Income Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Amended and Restated Agreement and Declaration of Trust and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Optimum Fund Trust
July 22, 2003
Page 2



      Based upon and subject to the foregoing, we are of the opinion that:

       1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

       2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

      This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                        Very truly yours,


                                        /s/ Kirkpatrick & Lockhart LLP